Exhibit 99.1

`	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

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Investor Contact: Peter Seltzberg, Managing Director Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Announces Agreement to Purchase CUI Power Assets

JERSEY CITY, NJ, November 11, 2019 - Bel Fuse Inc. (“Bel,” or, “the Company”) (Nasdaq:BELFA and Nasdaq:BELFB), a leading supplier of products that power, protect and connect electronic circuits, today announced that the Company has entered into an asset purchase agreement (the “Agreement”) with CUI Global Inc. (Nasdaq:CUI), in which CUI will sell the majority of its Power business (the “CUI Power Business”) to Bel for $32.0 million, plus the assumption of certain liabilities and subject to closing working capital adjustments.

Based in Tualatin, Oregon, the CUI Power Business, a division of CUI Global Inc., had TTM sales of approximately $37 million with products and distribution that offer strong opportunities for growth.

Daniel Bernstein, CEO of Bel, said, "The CUI Power Business' extensive product portfolio and distribution channel fits squarely within our growth strategy. Their product portfolio will round out Bel's current Power Products offering, allowing us to better address all our customer power needs.  In addition, we look forward to utilizing CUI's success with the electronic catalog distributors throughout the Bel\Cinch product groups and capitalizing on CUI’s enviable strong relationship with these distributors. Electronic Catalog Distributors are playing a vital role in demand creation, and over the past four years this segment has been our fastest growing business. The combination of Bel and the CUI Power Business will substantially strengthen our Power Group and unite complementary capabilities, sales channels and customer relationships.”

The all-cash transaction is expected to close in the fourth quarter of 2019, and will be funded with available cash on hand, some or all of which may be sourced from our revolving credit facility.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements

Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the anticipated impact of the CUI Power Business acquisition on Bel's growth and on Bel's competitive position; the expected effects of the acquisition on distribution channels, sales channels, addressing customer needs, and strengthening relationships with distributors and customers; and the anticipated impact of the acquisition on demand creation and future sales of products) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing the Company’s customers; the continuing viability of sectors that rely on the Company’s products; the effects of business and economic conditions; difficulties associated with integrating previously acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; the Company’s ongoing evaluation of the consequences of the U.S. Tax Cuts and Jobs Act; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting Bel’s business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

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